                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

          Filed by the registrant /X/
          Filed by a party other than the registrant / /
          Check the appropriate box:
          / / Preliminary proxy statement
          /X/ Definitive proxy statement
          / / Definitive additional materials
          / / Soliciting material pursuant to Rule 14a-11(c) or Rule
              14a-12

                            BHC COMMUNICATIONS, INC.

      --------------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

      --------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

      Payment of filing fee (Check the appropriate box):

          /X/ $125 per Exchange Act Rule 0-11(a)(l)(ii), 14a-6(i)(l), or
              14a-6(j)(2).

          / / $500 per each party to the controversy pursuant to Exchange
              Act Rule 14a-6(i)(3).

          (1) Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------

          (2) Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      --------------------------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------

          / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:

      --------------------------------------------------------------------

          (2) Form, schedule or registration statement no.:

      --------------------------------------------------------------------

          (3) Filing party:

      --------------------------------------------------------------------

          (4) Date filed:

      --------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1994

TO THE STOCKHOLDERS OF
  BHC COMMUNICATIONS, INC.:

    The annual meeting of the stockholders of BHC Communications, Inc. ("BHC") will be held at the Arizona Biltmore, 24th St. & Missouri, Phoenix, Arizona 85016, on April 29, 1994, at 9:00 A.M., for the purpose of considering and acting upon the following matters:

        (1) Election of directors.

        (2) Approval of performance-based executive compensation.

        (3) Ratification of the selection of Price Waterhouse as auditors of BHC for the year ending December 31, 1994.

        (4) Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on February 28, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

    You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our Phoenix television station, KUTP, after the meeting. Whether or not you plan to attend, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to BHC in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated:  New York, New York
      March 25, 1994

                                          By Order of the Board of Directors,

                                                  BRIAN C. KELLY, SECRETARY

                            BHC COMMUNICATIONS, INC.
                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
                              -------------------

                                PROXY STATEMENT
                               -----------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of BHC for use at the annual meeting of stockholders on April 29, 1994 and at any adjournment thereof. March 25, 1994 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

VOTING

    As of February 28, 1994, the record date for the meeting, BHC had outstanding and entitled to vote 6,971,415 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock, being the classes of stock entitled to vote at the meeting. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

    The presence in person or by proxy of stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast at the meeting. The favorable vote of holders of a majority of votes cast on the proposal is required to approve the performance-based executive compensation. Neither abstentions nor broker non-votes affect the vote count on the proposals.

    The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

    The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented to the meeting other than as set forth in this Proxy Statement. However, if any other matter should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

SOLICITATION

    BHC will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and other custodians to forward to beneficial owners of stock held in their names, and BHC will reimburse these organizations in accordance with the American Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of BHC, who will receive no additional compensation therefor.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

    The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of John L. Eastman, William D. Siegel and Vin Weber as directors until the third annual meeting following the April 29, 1994 meeting and until their respective successors are elected and qualified. Information with respect to each such nominee, as well as the six present directors whose terms of office expire at the first or second annual meeting following the April 29, 1994 meeting, is set forth below:

                         OTHER POSITIONS WITH BHC,
                            PRINCIPAL OCCUPATION          AGE,       HAS SERVED
                             AND CERTAIN OTHER        FEBRUARY 28,   AS DIRECTOR
         NAME                  DIRECTORSHIPS              1994          SINCE
- ----------------------  ----------------------------  -------------  -----------
                          NOMINEES FOR THREE-YEAR TERM
John L. Eastman.......  Partner, Eastman &  Eastman,       54           1989
                        New   York  City  law  firm;
                          Director, United
                          Television, Inc.
                          ("UTV")(1)
William D. Siegel.....  Senior Vice President;             39           1981
                        Senior Vice President,
                        Chris-Craft Industries, Inc.
                          ("Chris-Craft")(2)
Vin Weber.............  President, The Weber  Group,       41           1993
                        business  consulting; former
                          United States  Congressman
                          from Minnesota
                  INCUMBENT DIRECTORS--TWO-YEAR REMAINING TERM
Laurence M. Kashdin...  Retired Senior Vice                46           1977
                        President   and   Treasurer;
                          Consultant, Chris-Craft
Joelen K. Merkel......  Vice President and                 42           1993
                        Controller;  Vice  President
                        and Treasurer, Chris-Craft
Herbert J. Siegel.....  Chairman  of  the  Board and       65           1977
                        President; Chairman  of  the
                          Board and President,
                          Chris-Craft;  Chairman  of
                          the Board, UTV
                  INCUMBENT DIRECTORS--ONE-YEAR REMAINING TERM
Barry S. Greene.......  Retired Senior Vice                47           1977
                        President,  General  Counsel
                        and  Secretary;  Consultant,
                          Chris-Craft
Morgan L. Miller......  Vice   Chairman,    National       70           1989
                        Spinning  Company, Inc., and
                          President,  National  Yarn
                          Crafts, yarn manufacturers
John C. Siegel........  Senior Vice President;             41           1981
                        Senior Vice President,
                        Chris-Craft; Director, UTV

- ---------
(1) UTV is a majority owned (54% at February 28, 1994) subsidiary of BHC.
(2) Chris-Craft, which is BHC's parent, is engaged principally in the television broadcasting business, through BHC. See Table I under Voting Securities of Certain Beneficial Owners and Management regarding Chris-Craft's ownership of BHC stock.

    The principal occupation of each of the directors for the past five years is stated in the foregoing table except that (1) Mr. Greene retired as Secretary and General Counsel of BHC and of Chris-Craft effective December 14, 1992 and as Senior Vice President of BHC and Chris-Craft effective February 1, 1993 and was thereupon engaged as a consultant to Chris-Craft and (2) Mr. Kashdin retired as Senior Vice President-- Finance and Controller of Chris-Craft effective January 1, 1993 and was thereupon engaged as a consultant to Chris-Craft. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

    John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    BHC has established standing audit and compensation committees to assist the Board of Directors in discharging its responsibilities. BHC has no nominating committee.

    The Audit Committee reviews BHC's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate BHC financial personnel and independent public accountants in connection with these reviews. The committee recommends to the Board the appointment of the independent public accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in examining the corporate accounts. The public accountants periodically meet with the Audit Committee and have access to the committee at any time. The committee held two meetings during 1993. Its members are Messrs. Eastman and Miller.

    The Compensation Committee was established in February 1994 to adopt and establish performance goals with respect to a performance-based bonus compensation arrangement for Evan C Thompson, to administer same and to certify regarding attainment of the performance goals. See PERFORMANCE-BASED COMPENSATION ARRANGEMENT FOR EVAN C THOMPSON.

    BHC's Board of Directors held five meetings during 1993.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The management of BHC has been informed that, as of February 28, 1994, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to BHC of more than 5% of any class of BHC voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of Class A Common Stock reflected in such table. Except as reflected in Tables II and III, as of February 28, 1994, each director or executive officer of BHC disclaims beneficial ownership of securities of any parent or subsidiary of BHC. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

              I. BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                           NUMBER      PERCENT
BENEFICIAL OWNER                                         OF SHARES   OF CLASS(1)
- -------------------------------------------------------  ----------  -----------
John L. Eastman........................................          --        --
Barry S. Greene........................................          --        --
Laurence M. Kashdin....................................          74         *
Joelen K. Merkel(2)....................................         200         *
Morgan L. Miller.......................................          --        --
Herbert J. Siegel(3)...................................         538         *
John C. Siegel.........................................          --        --
William D. Siegel......................................         231         *
Vin Weber..............................................          --        --
All directors and executive officers as a group,
  including the directors named above (11
  persons)(4)..........................................       1,043         *
Chris-Craft Industries, Inc.(5)........................  18,000,000      72.1%
  767 Fifth Avenue, New York, New York 10153
Gabelli & Company, Inc., Gabelli Funds, Inc.,
  GAMCO Investors, Inc., GIL II, and Mario J.
  Gabelli(6)...........................................   1,654,591      23.7%
  One Corporate Center, Rye, New York 10580
Southeastern Asset Management, Inc.(7).................     826,650      11.9%
  and O. Mason Hawkins
  860 Ridgelake Boulevard, Suite 301, Memphis,
   Tennessee 38120
Mellon Bank Corporation and its Subsidiaries (8).......     546,000       7.8%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

- ---------
* Less than 1%
(1) In accordance with SEC rules, percentages have been computed deeming as not outstanding 226,503 shares of Class A Common Stock held by UTV.

                                                                           h-TM-

                                                  (NOTES CONTINUED ON NEXT PAGE)

(2) Shares are owned jointly with the director's husband.
(3) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which the director and two other Chris-Craft directors are Trustees. See
    Note 2 to Table II.
(4) Includes shares referred to in Note 2. Although Evan C Thompson is neither an officer nor a director of BHC, as President of Chris-Craft's Television
    Division, he may be considered an executive officer of BHC, within the SEC definition of the term. Mr. Thompson owns no BHC shares.
(5) Shares are issuable upon conversion of  18,000,000 shares of Class B  Common
    Stock (100% of the class) owned by Chris-Craft.
(6) Voting power is disclaimed as to 75,500 shares and both shared voting and shared investment power are claimed as to 2,833 shares. Information is furnished herein in reliance on Amendment No. 19 to Schedule 13D of the named owners dated January 31, 1994, filed with the SEC.
(7) Voting power is disclaimed as to 59,000 shares and shared voting and shared investment power are claimed as to 100,000 shares. Information is furnished herein in reliance on Amendment No. 2 to Schedule 13G of the named owners dated February 11, 1994, filed with the SEC.
(8) Voting power is disclaimed as to 116,000 shares, shared voting power is claimed as to 29,000 shares and shared investment power is claimed as to 93,000 shares. Information is furnished herein in reliance on Schedule 13G of the named owners dated February 9, 1994, filed with the SEC.

                 II. BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK
            as of February 28, 1994 except where otherwise specified

                                           $1.40 CONVERTIBLE
                                               PREFERRED                 CLASS B
                                              STOCK(1)(2)         COMMON STOCK(1)(2)(3)    COMMON STOCK(2)(4)
                                          --------------------   -----------------------   -------------------
                                          NUMBER OF   PERCENT    NUMBER OF     PERCENT     NUMBER OF  PERCENT
BENEFICIAL OWNER                           SHARES     OF CLASS     SHARES      OF CLASS     SHARES    OF CLASS
- ----------------------------------------  ---------   --------   ----------   ----------   ---------  --------
John L. Eastman.........................        --        --             --        --             --      --
Barry S. Greene.........................        --        --         44,321         *        114,842       *
Laurence M. Kashdin.....................        50         *         52,661         *        101,461       *
Joelen K. Merkel(5).....................        --        --         20,114         *         57,965       *
Morgan L. Miller(6).....................        --        --          6,550         *          9,828       *
Herbert J. Siegel(7)....................   167,057      56.2%     4,555,854      42.9%     6,766,501    25.6%
John C. Siegel(8).......................     6,000       2.0%       384,842       5.1%       504,026     2.4%
William D. Siegel(8)....................     5,315       1.8%       329,987       4.4%       588,199     2.9%
Vin Weber...............................        --        --             --        --             --      --
All BHC directors and executive officers
  as a group, including the directors
  named above (11 persons)(9)...........   178,422      60.0%     5,884,164      54.3%     9,169,376    32.5%

- ---------
* Less than 1%

                                                  (NOTES CONTINUED ON NEXT PAGE)

    (1)  Each  share  of  Chris-Craft  $1.40  Convertible  Preferred  Stock   is
convertible  into 9.73794 shares of Chris-Craft Common Stock and 19.47587 shares of Chris-Craft Class B  Common Stock, except that  if such share of  Chris-Craft
$1.40  Convertible Preferred Stock was transferred after November 10, 1986 other than to  a Permitted  Transferee,  as defined  in Chris-Craft's  certificate  of incorporation,  such share  is convertible  into 29.21381  shares of Chris-Craft
Common Stock. Each share of Chris-Craft Class B Common Stock is convertible into one share of Chris-Craft Common Stock.
    (2) At December  31, 1993,  (a) the  Trustee of  the Chris-Craft  Employees'
Stock  Purchase Plan (the "Chris-Craft Stock Purchase Plan") held 364,323 shares of Chris-Craft Class B Common Stock, 464,855 shares of Chris-Craft Common  Stock and  246 shares of  Chris-Craft $1.40 Convertible  Preferred Stock (representing
5%, 2% and less than 1% of  the outstanding shares of the respective classes  at
February  28, 1994), and  (b) the Trustees under  the Chris-Craft Profit Sharing
Plan held 150,000 shares of Chris-Craft Class B Common Stock (representing 2% of the outstanding shares of the class at February 28, 1994). A committee appointed by the Board  of Directors of  Chris-Craft to administer  the Chris-Craft  Stock
Purchase  Plan is empowered to  direct voting of the  shares held by the Trustee under that plan, and the Trustees under the Chris-Craft Profit Sharing Plan  are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel and  two other Chris-Craft directors are the  members of the committee under the
Chris-Craft Stock  Purchase Plan  and  are the  Trustees under  the  Chris-Craft
Profit  Sharing Plan. The numbers of shares  set forth in the table with respect to each director or named executive officer other than Herbert J. Siegel exclude shares held in the Chris-Craft Profit Sharing Plan and include, with respect  to the  Chris-Craft Stock Purchase  Plan, only shares vested  at December 31, 1993.
The numbers of shares set forth in  the table with respect to Herbert J.  Siegel and  all directors and executive officers as  a group include all shares held in the Chris-Craft Profit Sharing Plan and  the Chris-Craft Stock Purchase Plan  as
of  December 31, 1993. If, at February 28, 1994, the shares of Chris-Craft $1.40
Convertible Preferred  Stock held  in  the Chris-Craft  Stock Purchase  Plan  at
December  31, 1993 had been converted, and  the Chris-Craft Class B Common Stock issuable upon such conversion had been  added to the Chris-Craft Class B  Common
Stock  then  held in  the Chris-Craft  Stock Purchase  Plan and  the Chris-Craft
Profit Sharing Plan, the shares of Chris-Craft Class B Common Stock held in  the two  plans would represent 7% of the Chris-Craft Class B Common Stock that would have been outstanding; if, at February 28, 1994, the shares of Chris-Craft $1.40
Convertible Preferred  Stock held  in  the Chris-Craft  Stock Purchase  Plan  at
December  31, 1993 had been converted, the Chris-Craft Class B Common Stock then held in the Chris-Craft Stock Purchase  Plan and the Chris-Craft Profit  Sharing
Plan, or issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred
Stock  held in the Chris-Craft Stock Purchase  Plan, had been converted, and the
Chris-Craft Common Stock issuable  upon such conversions had  been added to  the
Chris-Craft  Common Stock  then held  in such  plans, the  shares of Chris-Craft
Common Stock held in the two plans would represent 5% of the Chris-Craft  Common
Stock that would have been outstanding.
    (3)  Includes  shares  of Chris-Craft  Class  B Common  Stock  issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.
    (4) Includes shares of Chris-Craft Common Stock issuable upon conversion  of the  Chris-Craft $1.40 Convertible  Preferred Stock and  the Chris-Craft Class B
Common Stock reflected in the table opposite the identified person or group.  In accordance  with SEC  rules, the percentages  shown have  been computed assuming that  the  only  shares  converted  are  those  shares  reflected  opposite  the identified person or group.
    (5)  Ownership includes 17,166 shares of Common Stock issuable pursuant to a currently exercisable stock option.
    (6) The director also owns 210  shares of Chris-Craft $1.00 Prior  Preferred
Stock.

                                                  (NOTES CONTINUED ON NEXT PAGE)

    (7)  Ownership includes 110,000 shares  of Chris-Craft Common Stock issuable pursuant to a  currently exercisable  stock option  and excludes  an option  for
300,000 shares to be granted pursuant to Chris-Craft's 1994 Management Incentive
Plan  and 13,000 shares of Chris-Craft $1.40 Convertible Preferred Stock, 60,711
shares of Chris-Craft  Class B  Common Stock  and 11,330  shares of  Chris-Craft
Common Stock owned by the director's wife.
    (8)  Ownership includes 34,333  shares of Chris-Craft  Common Stock issuable pursuant to currently exercisable stock options.
    (9) Ownership includes  all shares  held in the  Chris-Craft Stock  Purchase
Plan  and the Chris-Craft Profit Sharing Plan  as of December 31, 1993 (see Note
2), all other shares reflected in the  table with respect to directors, and  130 shares  of  Chris-Craft $1.40  Convertible  Preferred Stock,  108,741  shares of
Chris-Craft Class B Common Stock, and 61,857 shares of Chris-Craft Common Stock,
including  currently  exercisable   options  to  purchase   259,368  shares   of
Chris-Craft  Common Stock, held  by Evan C  Thompson and excludes  an option for
200,000 shares to  be granted  to Mr.  Thompson pursuant  to Chris-Craft's  1994
Management  Incentive Plan. Of the shares held in the Chris-Craft Stock Purchase
Plan, 116  shares  of Chris-Craft  $1.40  Convertible Preferred  Stock,  223,022
shares  of Chris-Craft  Class B Common  Stock and 363,254  shares of Chris-Craft
Common Stock were  held for the  accounts of employees  other than directors  or executive officers of BHC.

                 III. BENEFICIAL OWNERSHIP OF UTV COMMON STOCK
            as of February 28, 1994 except where otherwise specified

                                                              NUMBER    PERCENT
BENEFICIAL OWNER                                             OF SHARES  OF CLASS
- -----------------------------------------------------------  ---------  --------
John L. Eastman............................................        500      *
Barry S. Greene............................................         --     --
Laurence M. Kashdin........................................         --     --
Joelen K. Merkel...........................................         --     --
Morgan L. Miller...........................................         --     --
Herbert J. Siegel(1)(2)....................................    229,155    2.2%
John C. Siegel(1)..........................................    229,155    2.2%
William D. Siegel..........................................         --     --
Vin Weber..................................................         --     --
All BHC directors and executive officers as a group,
  including the directors named above (11 persons)(3)......    254,655    2.5%

- ---------
* Less than 1%
(1) At December 31, 1993, (a) the Trustee of the Employees' Stock Purchase Plan of UTV (the "UTV Stock Purchase Plan") held 219,155 shares of UTV Common Stock (representing 2.1% of the outstanding shares at February 28, 1994), and (b) the Trustees under the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 28, 1994). A committee appointed by the Board of Directors of UTV to administer the UTV Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the UTV Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel, John C. Siegel, another director of UTV and another executive officer of UTV are the members of the committee under the UTV Stock Purchase Plan and are the Trustees of the UTV Profit Sharing Plan. The numbers of shares set forth in the table with respect to each of Herbert
    J. Siegel, John C. Siegel and all directors and executive officers as a group include all shares held in the UTV Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1993.
(2) Ownership excludes 666 shares owned by the director's wife.
(3) Includes the shares referred to in Note 1 and 25,000 shares owned by Evan C Thompson.

EXECUTIVE COMPENSATION

    No BHC executive officer receives any regular cash compensation from BHC. Pursuant to the Management Agreement outlined below under the caption Certain Relationships and Related Transactions, BHC pays Chris-Craft a fee for providing management services to BHC, including the services of certain Chris-Craft officers and employees, which services are not exclusive to BHC. The following table summarizes all plan and non-plan compensation paid by Chris-Craft to its four highest-paid executive officers whose compensation is considered in the determination of the management fee (as more specifically described in the text following the table) and to Evan C Thompson, a Chris-Craft executive officer who is not an elected officer of BHC (see Note 4 to Table I), but whose compensation is paid by KCOP Television, Inc., a wholly owned subsidiary of BHC.

                                                                      LONG-TERM
                                                                      COMPENSATION
                                                                      -------
                                                      ANNUAL          AWARDS
                                                 COMPENSATION(1)      -------
                                               --------------------   SECURITIES
                                               SALARY      BONUS      UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION WITH BHC     YEAR    ($)        ($)       OPTIONS(#) COMPENSATION($)
- ---------------------------------------  ----  -------  -----------   -------  ------------
Herbert J. Siegel......................  1993  884,975    3,677,785        --    682,620 (2)
 Chairman of the Board                   1992  860,034    1,298,187       --     441,752
  and President                          1991  834,175    1,179,990       --     521,878
Joelen K. Merkel.......................  1993  200,000      175,000       --      60,472 (3)
 Vice President                          1992  125,000      125,000   50,000      38,478
  and Controller                         1991  125,000       40,000       --      27,882
John C. Siegel.........................  1993  450,000      350,000       --     123,029 (4)
 Senior Vice President                   1992  235,000      400,000   100,000     95,381
                                         1991  235,000      135,000       --      69,341
William D. Siegel......................  1993  450,000      350,000       --     122,856 (5)
 Senior Vice President                   1992  235,000      700,000   100,000    140,256
                                         1991  235,000      140,000       --      70,091
Evan C Thompson........................  1993  800,000      600,000       --     225,279 (6)
 President, UTV                          1992  750,000      300,000   100,000    166,413
  and President, Chris-Craft Television  1991  700,000      204,000       --     149,441
  Division

- ---------
(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.
(2) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $271,990 with respect to the Stock Purchase Plan and $410,630 with respect to the Profit Sharing Plan.
(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $24,077 with respect to the Stock Purchase Plan and $36,395 with respect to the Profit Sharing Plan.
(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $48,384 with respect to the Stock Purchase Plan and $74,645 with respect to the Profit Sharing Plan.
(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $48,211 with respect to the Stock Purchase Plan and $74,645 with respect to the Profit Sharing Plan.
(6) Reflects KCOP contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $96,634 with respect to the Stock Purchase Plan and $128,645 with respect to the Profit Sharing Plan.

    In determining the amount of the management fee, BHC and Chris-Craft consider costs incurred by Chris-Craft allocable to performance of services required under the Management Agreement, including expenses for compensating, and providing office facilities to, certain Chris-Craft executive officers and corporate-office employees. Because KCOP pays Mr. Thompson, his compensation is not considered in determining the management fee.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

    Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson as of January 1, 1994.

    The 1994 employment agreement with Herbert J. Siegel ("Mr. Siegel's agreement") provides for his continued service as Chief Executive Officer for an initial term ending December 31, 1998, which term will extend automatically for one year as of the end of each of the first two years of the term, unless either party gives contrary notice to the other. Annual base salary is $950,000, subject to  adjustment  ("COLA  adjustment") annually  to  reflect  price  level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation in the amount of $550,000 annually is credited to a deferred compensation account corresponding to that referred to under PERFORMANCE-BASED COMPENSATION FOR EVAN C THOMPSON, as well as interest on the account balance, to be computed based on the yield of U.S. Treasury instruments maturing in five years. The account balance will be paid to Mr. Siegel in five annual installments after termination of the employment term.

    The bonus provisions of Mr. Siegel's agreement specify that Chris-Craft will pay Mr. Siegel a cash bonus equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000 for each fiscal year. For purposes of the 1994 agreement, "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as such amount is reported on Chris-Craft's audited consolidated statements of income included in its annual report to stockholders; provided that, in determining such "Pre-tax Income," there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the broadcast television network currently under development, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided, further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

    Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

    Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of Mr. Siegel's agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, Mr. Siegel's estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

    During the consulting term, which will commence on expiration of the employment term and end 5 years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

    As additional inducement to enter into Mr. Siegel's agreement, Chris-Craft has made "split-dollar life" insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies having face amounts totaling $15 million, covered by his respective agreement and has the right to designate and change the beneficiaries thereunder. The cost of these policies will be shared between Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. See Certain Relationships and Related Transactions. The policies and the split-dollar agreements contemplate that an amount equal to the aggregate premiums paid by each, but without interest, will be repaid to them, respectively, upon the death of the last to die of the insureds or, prior thereto, upon the termination of the split-dollar agreements by the owners of the policies.

    Mr. Siegel's agreement provides that upon approval of Chris-Craft's 1994 Management Incentive Plan at the 1994 Annual meeting, Chris-Craft will grant Mr. Siegel a ten-year option to buy 300,000 shares of Chris-Craft Common Stock, exercisable during the employment term and consulting term at a per share price equal to the market price on date of grant.

    Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

    Mr. Thompson's 1994 employment agreement ("Mr. Thompson's agreement") provides for his continued service in his current capacities on substantive terms similar to those specified in Mr. Siegel's agreement, except that there are three automatic one-year renewal terms, unless Mr. Thompson gives contrary notice respecting the first two or either party gives contrary notice respecting the third; annual deferred compensation is in the amount of $250,000, and Mr. Thompson can elect each year whether amounts deferred for such year will be paid in lump sum immediately, or over five years, after termination of the employment term; Mr. Thompson's consulting fee is $250,000 per year (subject to COLA adjustment) and the consulting term will end May 31, 2007; if Mr. Thompson dies during the employment term or the consulting term, a death benefit is payable until the earlier of the first anniversary of his death or the end of the consulting term; there is no split-dollar life insurance; Chris-Craft will match up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term; and the bonus and stock option arrangements are outlined under PERFORMANCE-BASED COMPENSATION FOR EVAN C THOMPSON.
                              -------------------

    Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Benefit Equalization Plan) are, for Joelen K. Merkel, John C. Siegel, William D. Siegel, $226,675, $469,604, and $574,018, respectively, and $768,761 for Evan C
Thompson

(which is borne by KCOP). Herbert J. Siegel, who has reached age 65, is currently receiving $79,874 per year from the predecessor pension plan, and as of February 28, 1994, has accrued an additional annual benefit of $720,680 under the current pension plan.

    Under Chris-Craft's Executive Deferred Income Plan, Chris-Craft entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years.
Annual benefits payable to Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payments under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

    The following line graph compares cumulative total shareholder return for BHC, the Standard & Poor's ("S&P") 500 Index and the S&P Broadcast Media index assuming the investment of $100 in each in December 1989 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                          TOTAL RETURN TO SHAREHOLDERS
                              REINVESTED DIVIDENDS

                                   [GRAPHIC]
                           INDEXED/CUMULATIVE RETURNS

                                                             BASE
                                                            PERIOD     RETURN     RETURN     RETURN     RETURN     RETURN
                   COMPANY/INDEX NAME                        1988       1989       1990       1991       1992       1993
- ---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
BHC Communications -CL A.................................     100      100.00      87.38     108.25     120.39     164.53
S&P 500..................................................     100      131.69     127.60     166.47     179.15     197.21
Broadcast Media..........................................     100      143.79     119.40     128.66     156.63     219.71

                                   ---------
                                [replace chart]

    Pursuant to SEC rules, the line graph and related explanatory material, is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material which is incorporated by reference in BHC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

    BHC directors are compensated at the rate of $35,000 per year, and members of the Audit Committee and Compensation Committee each receive an additional $3,000 per year. In 1993, BHC directors were compensated at the rate of $25,000 per year plus $3,000 per year for service on the Audit Committee. Directors who are executive officers of Chris-Craft or a Chris-Craft subsidiary receive no additional compensation for service as a director of BHC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    BHC has no employees other than employees of BHC subsidiaries. Pursuant to the Management Agreement summarized below, Chris-Craft officers, employees and other personnel perform all BHC corporate financial, legal and administrative functions. BHC and Chris-Craft have entered into a Management Agreement pursuant to which Chris-Craft provides specified advisory and management services for a fee which was $8,000,000 during 1993 and is $8,000,000 annually from January 1, 1994. The Management Agreement expires March 31, 1995, but is automatically extended for additional one year terms, unless terminated prior to March 31 of any year on notice by either party. The Management Agreement requires BHC to reimburse Chris-Craft for certain expenses specifically relating to BHC, including any bonus required to be paid by Chris-Craft to its Chief Executive Officer, pursuant to his employment contract with Chris-Craft, that arises out of extraordinary financial results of BHC, as well as any other bonuses earned by Chris-Craft employees in connection with such income that are approved by the Board of Directors of BHC. In 1993, pursuant to the Management Agreement BHC reimbursed Chris-Craft in the amount of $2,905,000 in addition to the management fee, for expenses incurred by reason of extraordinary financial results of BHC. It is contemplated that the cost of the last-to-die policies on the lives of the Chief Executive Officer of Chris-Craft and his wife, which policies are referred to under Executive Officer Employment Agreements, will be shared between Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree.

    UTV pays Chris-Craft a management fee at the rate of $400,000 per year, primarily for the services of certain senior management officers of Chris-Craft. In addition, UTV pays Chris-Craft a total of $170,000 per year in directors' fees otherwise payable to Chris-Craft executive officers and directors. These arrangements are expected to continue.
                       PERFORMANCE-BASED COMPENSATION FOR
                                EVAN C THOMPSON
    Chris-Craft has entered into an employment agreement with Evan C Thompson, as of January 1, 1994 (Mr. Thompson's agreement) for which KCOP bears the expense, as previously described under the caption ELECTION OF DIRECTORS--Executive Compensation; Mr. Thompson's earlier employment agreement expired December 31, 1993. As described in Note 4 to Table I under the caption ELECTION OF DIRECTORS-- Voting Securities of Certain Beneficial Owners and Management, Evan C Thompson is neither a director nor officer of BHC, but may be considered an executive officer of BHC under SEC rules. Under newly enacted
Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to a public company's five highest-paid executive officers is not deductible expense for federal income tax purposes, with certain exceptions. One exception covers performance-based compensation that is approved by stockholders. The bonus provisions of the 1994 agreement are being submitted for approval by stockholders, with the intention that such approval will qualify those provisions for such exception. Mr. Thompson's agreement provides that current compensation otherwise payable that is not deductible for federal income tax purposes shall be credited to a deferred compensation account, and paid to Mr. Thompson after his employment with Chris-Craft has terminated. Accordingly, if the bonus provisions of Mr. Thompson's agreement are not approved, or the bonus (or any portion thereof) otherwise payable to Mr. Thompson is determined for any other reason to be nondeductible for federal income tax purposes, the nondeductible amount will not be paid currently, but will be credited to Mr. Thompson's deferred compensation account.

    Mr. Thompson's agreement provides for his continued service as Executive Vice President of Chris-Craft and President of Chris-Craft's Television Division for an initial term ending December 31, 1998, which term will extend automatically for one year as of the end of each of the first three years of the term, unless Mr. Thompson gives contrary notice respecting the first two extensions or either party gives contrary notice respecting the third. Annual base salary is $950,000, subject to adjustment ("COLA adjustment") annually to reflect price level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation in the amount of $250,000 annually is credited to the deferred compensation account referred to above, as well as interest on the account balance, to be computed based on the yield of U.S. Treasury instruments maturing in five years. Mr. Thompson can elect each year whether deferred amounts for such year will be paid in a lump sum immediately, or over five years, after termination of the employment term.

    Mr. Thompson's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

    Mr. Thompson has the right to terminate the employment term in the event of a diminution of his authority or any other material breach by Chris-Craft of Mr. Thompson's agreement. In the event of such termination, he is entitled to receive in a lump sum an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. In the event of Mr. Thompson's disability, Mr. Thompson is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Thompson pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay or reimburse him in an amount equal to the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Thompson arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

    The bonus provisions being submitted for stockholder approval specify that Chris-Craft will pay Mr. Thompson a cash bonus equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million (each of $20 million and $50 million, a "Base Amount"). The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash flow for purposes of the bonus calculation means operating income plus depreciation and amortization of good will and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting. Mr. Thompson's bonus for 1993 would have been $712,000, if it had been computed under the foregoing formula.

    Mr. Thompson's employment agreement provides that upon approval of Chris-Craft's 1994 Management Incentive Plan at Chris-Craft's 1994 Annual Meeting, Chris-Craft will grant to Mr. Thompson a ten-year stock option to purchase 200,000 shares of Chris-Craft Common Stock, exercisable during the employment and consulting terms at a per share exercise price equal to the market price of the stock on the date of grant.
                     RATIFICATION OF SELECTION OF AUDITORS
    The stockholders are to take action upon ratification of the selection of Price Waterhouse as auditors of BHC for its fiscal year ending December 31, 1994. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. Price Waterhouse was the independent accountant for BHC for its fiscal year ended December 31, 1993. If the selection of Price Waterhouse is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent public accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

    On February 27, 1992, Price Waterhouse was engaged as the principal accountant for BHC and UTV, and Arthur Andersen & Co. ("Arthur Andersen"), which was the independent accountant for BHC and UTV for the year ended December 31, 1991, was replaced as their independent accountant, effective on completion of the 1991 audit. Arthur Andersen's reports on the financial statements of BHC and UTV for 1991 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the audit committee of each of BHC and UTV. Since January 1, 1991 there were no disagreements between BHC or UTV and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with any such report.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by BHC at its principal executive offices by November 30, 1994.

    BHC'S 1993 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: BRIAN C. KELLY, SECRETARY, BHC COMMUNICATIONS, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

                                          By Order of the Board of Directors,

                                                       BRIAN C. KELLY, SECRETARY

BHC COMMUNICATIONS, INC.

P
R
O
X
Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BRIAN C. KELLY and WILLIAM D. SIEGEL, and each of them each with full power to substitution, hereby are authorized to vote, by a majority of theose or their substitutes present and acting at the meeting or if only one shall be present and acting, then that one, all of the shares of BHC Communications, Inc. that the undersigned would be entitled, if personally present, to vote at its 1994 annual meeting of stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

ELECTION OF DIRECTORS, NOMINEES:
JOHN L. EASTMAN, WILLIAM D. SIEGEL AND VIN WEBER

PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

X
5172
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

      FOR                 AUTHORITY
   WITHHELD
   AS TO ALL
   NOMINEES

1.  Election of Directors (see other side)

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

For, except authority withheld as to the following nominee(s):

2.  Approval of performance-based compensation for executive

3.  Selection of Price Waterhouse as auditors

     FOR         AGAINST       ABSTAIN

NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership, or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.

____________________________________________

____________________________________________
SIGNATURE(S)                      DATE